Exhibit 5.2

June 8, 2026

Mkango Rare Earths Limited

2 Sheriff Road

London, NW6 2AP, United Kingdom

Re:	Registration Statement of Mkango Rare Earths Limited on Form F-4 File No. 333-296089

Ladies and Gentlemen:

We have acted as United States counsel to Mkango Rare Earths Limited (formerly known as Lancaster Exploration Limited), a company incorporated under the laws of the British Virgin Islands (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of 14,213,333 warrants entitling the holder to purchase one common share, no par value (each, a “Company Share”), of the Company at a price of USD $11.50 per Company Share (the “Company Warrants”) per Company Warrant, pursuant to a Registration Statement on Form F-4, File No. 333-296089, initially filed by the Company as registrant with the Commission on May 20, 2026 (as amended, the “Registration Statement”).

The Company Warrants will be governed by the Warrant Agreement, dated February 8, 2021, between Crown PropTech Acquisitions, a Cayman Islands exempted company (“CPTK”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”), pursuant to which the original warrants of CPTK (the “Original Warrants”) were issued (the “Original Warrant Agreement”), as modified by an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”) to be entered into by and among CPTK, the Company, and the Warrant Agent. Upon consummation of the business combination contemplated by that certain Business Combination Agreement, dated July 2, 2025 (as amended on February 13, 2026 and May 20, 2026, the “Business Combination Agreement”), by and among CPTK, the Company, Mkango (Cayman) Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands, and Mkango Polska s.p. Z.o.o., a company organized under the laws of Poland, and the execution and delivery of the Warrant Assumption Agreement by the parties thereto, each outstanding Original Warrant will become one Company Warrant (the “Assignment and Assumption”).

We have examined the Original Warrant Agreement, the form of Warrant Assumption Agreement, and such other documents, and considered such legal matters, as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company. We have assumed that each of CPTK and the Warrant Agent is validly existing and has duly authorized, executed and delivered the Original Warrant Agreement, will duly authorize, execute, and deliver the Warrant Assumption Agreement, and had and/or has all requisite legal ability to do so. We have also assumed that pursuant to British Virgin Islands law, the Company is validly existing, has the power to execute the Warrant Assumption Agreement and will duly authorize, execute, and deliver the Warrant Assumption Agreement, and has all requisite legal ability to do so.

Greenberg Traurig, LLP ■ Attorneys at Law ■ WWW.GTLAW.COM

Mkango Rare Earths Limited

June 8, 2026

Based upon the foregoing, we are of the opinion that, upon the consummation of the Assignment and Assumption and performance by all parties of their obligations under the Warrant Assumption Agreement and the Original Warrant Agreement, the Company Warrants will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except: (a) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the Federal and state securities laws; and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. With respect to the validity of the Company Shares underlying the Company Warrants, you have received, and we understand that you are relying upon, the opinion of Conyers Dill & Pearman, British Virgin Islands counsel to the Company.

The opinions expressed above are limited to the laws of the State of New York and we have not considered and express no opinion on the effect of any laws or the laws of any other state or jurisdiction, including state and federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or any other regulatory body.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Greenberg Traurig, LLP

Greenberg Traurig